Exhibit 10.2
SEVERANCE AGREEMENT
     SEVERANCE AGREEMENT (this “Agreement”), dated as of October 19, 2009 (the “Effective Date”), between Questcor Pharmaceuticals, Inc., a California corporation (the “Company”), and David Young (“Executive”).
W I T N E S S E T H:
     WHEREAS, Executive is being employed by the Company pursuant to an Offer Letter dated October 15, 2009, and the Company and Executive desire to enter into this Agreement to set forth the terms on which Executive may be entitled to severance benefits from the Company. The following terms and conditions supersede anything of the same subject matter provided for in the Offer Letter or any other agreement entered into prior to the Effective Date.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:
     1. At-Will Nature of Employment.
          (a) Termination of Employment. The Company may terminate Executive’s employment at any time with or without Cause effective immediately upon delivery of a Notice of Termination to Executive. Subject to the immediately following sentence and for purposes of this Agreement only, “Cause” shall mean with respect to Executive, any of the following: (i) Executive’s material neglect of assigned duties with the Company or Executive’s failure or refusal to perform assigned duties with the Company, which continues uncured for thirty (30) days following receipt of written notice of such deficiency from the Board of Directors of the Company (“Board”) or the Chief Executive Officer of the Company, specifying the scope and nature of the deficiency; (ii) Executive’s commission of a felony or fraud; or Executive’s misappropriation of property belonging to the Company or its affiliates; (iii) Executive’s commission of a misdemeanor or act of dishonesty, which causes material harm to the Company; (iv) Executive’s engaging in any act of moral turpitude which causes material harm to the Company; (v) Executive’s breach of the Company’s trading compliance program or any confidentiality, proprietary information or nondisclosure agreement with the Company; or (vi) Executive’s working for another company, partnership or other entity engaged in the pharmaceutical, biotechnology, medical device or other medically related business, whether as an employee, consultant or director, while an employee of the Company without the prior written consent of the Board. Any determination of Cause as used herein will be made in good faith by the Board. A termination by the Company for reasons other than set forth in clauses (i) through (vi) above, or for no reason at all but not including a termination of Executive’s employment with the Company as a result of death or Disability, shall be deemed a “Termination Without Cause.”
          (b) Voluntary Termination by Executive. Executive may voluntarily terminate his employment with the Company upon 30 days written notice to the Company.
          (c) Termination by Executive for Good Reason. Executive may terminate his employment with the Company for Good Reason. “Good Reason” shall mean the occurrence, without Executive’s written consent, of one or more of the following events: (i) the Company reduces Executive’s base salary by more than 25%, (ii) the Company decreases Executive’s annual bonus target percentage to below 40% of base salary, (iii) the Company materially decreases Executive’s responsibilities, (iv) the Company relocates Executive’s principal place of work to a location more than fifty (50) miles from the location of Executive’s principal place of work on the date of this Agreement, or (v) the Company materially breaches the terms of this Agreement; provided that no such event shall constitute Good Reason hereunder unless (a) Executive shall have given written notice to the Company of Executive’s intent to resign for Good Reason within 30 days after Executive becomes aware of the occurrence of any such event (specifying in detail the nature and scope of the event), (b) such event or occurrence shall not have been cured within 30 days of the Company’s receipt of such notice, (c) any Termination by Executive for Good Reason following such 30 day cure period must occur no later than the date that is 30 days following the expiration of such 30 day cure period. Executive’s Termination for Good Reason shall be treated as involuntary.
          (d) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive shall be communicated by a written Notice of Termination addressed to Executive or the Company, as applicable. Termination may be effective immediately upon communication of such Notice of Termination. A “Notice of Termination” shall mean a notice stating that Executive’s employment with the Company has been or will be terminated and the specific provisions of this Section 1 under which such termination is being effected.
          (e) Payments Upon Termination. Upon termination of Executive’s employment for any reason, the Company shall pay Executive (i) his Base Salary earned but not yet paid for services rendered to the Company on or prior to the date on which the Employment Period ends, (ii) any accrued but unused vacation days, (iii) any incurred but unpaid reimbursable business expenses and other insurance related reimbursable expenses, and (iv) any amounts required under the Company’s Employee Stock Purchase Plan (or successor plans). Any reimbursement for expenses payable under subsection (iii) shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses; provided, however, Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.
     2. Payments Upon Certain Terminations Not Involving a Change in Control.
          (a) Termination by the Company Without Cause or Termination by Executive for Good Reason. In addition to the payments described in Section 1(e) and subject to Section 4 and Section 5, provided that Executive is in compliance with his obligations under his Proprietary Information and Inventions Agreement with the Company, in the event Executive’s employment is terminated by the Company Without Cause or by Executive for Good Reason, the Company shall (i) pay Executive any annual bonus payable for services rendered in any annual bonus period for the year which had been completed in its entirety prior to the date on which the Employment Period ends and that had not previously been paid, provided, however, it is the Company’s intent that any such annual bonus shall be evaluated by the Board, and if applicable, paid, no later than December 31 of the calendar year following the calendar year to which such annual bonus relates, (ii) continue to make Base Salary payments for (A) a period 6 months following such termination of employment if the termination occurs on or before the third anniversary of the date on which Executive commenced employment with the Company, or (B) a period 12 months following such termination of employment if the termination occurs after such third anniversary date (the period of time such payments are provided, the “Severance Period”), payable over such 6 month or 12 month period, as the case may be, on the regular payroll dates of the Company in accordance with the Company’s payroll practices as in effect on such termination date, and subject to applicable tax withholding. Such continued Base Salary payments shall commence upon the first payroll date following the effective date of the Release Agreement referenced in Section 5, and the first continued Base Salary payment shall cover the period between the termination date and such payment, provided, however, no amount shall be paid pursuant to this Section 2(a) unless, on or prior to the fifty-fifth (55th) day following the date of the Executive’s Separation from Service (as defined in Section 4 below), Executive has executed an effective Release Agreement and any applicable revocation period has expired. Each installment payment made pursuant to this Section 2(a)(ii) shall be considered a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)).
          (b) Duty to Mitigate. If Executive is reemployed for at least twenty (20) hours per week on average at any time after the termination date and before the end of the Severance Period, Executive shall promptly provide written notice to the Company of such reemployment, and all further severance compensation payments under this Section 2 shall be decreased by the amount of the annual compensation received by Executive from the new employer.
     3. Payments Upon Certain Terminations Involving a Change in Control.
          (a) Statement of Intent. The Board recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Company may exist and that the uncertainty and questions that it may raise among management could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Board has decided to reinforce and encourage Executive’s attention and dedication to Executive’s assigned duties without the distraction arising from the possibility of a change in control of the Company.
          (b) Accelerated Vesting. Notwithstanding anything to the contrary in the Company’s 1992 Employee Stock Option Plan or its 2006 Equity Incentive Award Plan (the “Option Plans”), in the event that a Change in Control (as defined in the Option Plans) occurs, and Executive’s employment with the Company is terminated by the Company Without Cause or by Executive for Good Reason at any time within the three (3) month period before the date of such Change in Control or during the twelve (12) month period following the date of such Change in Control, one-hundred percent (100%) of the then-unvested shares of Questcor’s common stock subject to each of Executive’s outstanding stock options and one-hundred percent (100%) of Executive’s restricted shares subject to vesting will become immediately vested and exercisable on the date of such termination.
          (c) Cash Severance Upon Termination Without Cause or for Good Reason. Subject to Section 4 below, in the event a Change in Control occurs which is also a Cash Severance Change in Control (as defined below), and Executive’s employment with the Company is terminated by the Company Without Cause or by Executive for Good Reason at any time within the three (3) month period before the date of such Cash Severance Change in Control or during the twelve (12) month period following the date of such Cash Severance Change in Control, Executive will receive severance compensation equal to the sum of (i) an amount equal to his highest Base Salary in the calendar year in which the Cash Severance Change in Control occurs, plus (ii) an amount equal to his target bonus as established by the Board or its Compensation Committee for the year during which the termination takes place (or if such target bonus has not yet been established, the target bonus for the prior year), payable in accordance with Section 3(d) below

     For purposes of this Section 3(c), “Cash Severance Change in Control” shall mean and include the following:
               (i) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Exchange Act and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors ( “voting securities” ) of the Company that represent 50% or more of the combined voting power of the Company’s then outstanding voting securities, other than:
                    (A) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company,
                    (B) an acquisition of voting securities by the Company or a corporation owned, directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the stock of the Company; or
                    (C) in a public offering of the Company’s securities.
               (ii) A change in the composition of the Board occurring within a twelve (12) month period, as a result of which a majority of the incumbent directors are replaced by directors whose appointment or election is not endorsed by a majority of the incumbent directors before the date of the appointment or election; or
               (iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets (provided, the sale of assets does not constitute a related party transfer as set forth in Treasury Regulation §1.409A-3(i)(5)(viii)(B)), in each case other than a transaction which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity” ) directly or indirectly, at least fifty percent (50%) of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction,
     For purposes of subsection (i) of the definition of “Change in Control,” the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s shareholders, and for purposes of subsection (iii) of the definition of “Change in Control,” the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s shareholders.
          (d) Application of Section 280G of the Code. In the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below), provided that the reduction shall be made only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax. Unless the Executive shall have elected another method of reduction by written notice to the Company prior to the Change of Control, the Company shall reduce the Payments under this Agreement by first reducing Payments that are not payable in cash and then by reducing cash Payments. Only amounts payable under this Agreement shall be reduced pursuant to this subsection (d). All determinations to be made under this subsection (d) shall be made by an independent certified public accounting firm selected by the Company immediately prior to the Change of Control (the “Accounting Firm”), which shall provide its determinations and any supporting calculations both to the Company and the Executive within 10 days of the Change of Control. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this subsection (d) shall be borne solely by the Company.
          (e) Payment Administration. Subject to Section 4 below, the severance payment under Section 3(c) shall be made in a single lump sum on the release effective date of the Release Agreement referenced in Section 5; provided, however, no amount shall be paid pursuant to this Section 3(e) unless, on or prior to the fifty-fifth (55th) day following the later of (i) the Executive’s Separation from Service or (ii) the effective date of a Cash Severance Change in Control occurring within three months following Executive’s Separation from Service, Executive has executed an effective Release Agreement and any applicable revocation period has expired. Payments under Section 3(c) shall be in addition to the payments under Section 1(e) but shall be in lieu of, and not in addition to, the payment of any cash severance payments that Executive may otherwise be entitled to under Section 2 of this Agreement.
          (f) No Duty to Mitigate. Executive’s reemployment at any time following the termination of Executive’s employment shall have no effect on his right to collect severance under this Section 3.
     4. Section 409A Payment Delay.
          (a) Payment Delay. Notwithstanding anything herein to the contrary, to the extent any payments to Executive pursuant to Sections 2 or 3 are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (i) no amount shall be payable pursuant to such section unless Executive’s termination of employment constitutes a “separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto) (a “Separation from Service”), and (ii) if Executive, at the time of his Separation from Service, is determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and the Company determines that delayed commencement of any portion of the termination benefits payable to Executive pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then such portion of the Executive’s termination benefits described in Section 2 or 3, as the case may be, shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s Separation from Service, (B) the date of the Executive’s death or (C) such earlier date as is permitted under Section 409A. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to Executive within 30 days following such expiration, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).
          (b) Exceptions to Payment Delay. Notwithstanding Section 4(a), to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to Section 2 or 3, as the case may be, shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals). Accordingly, the severance payments provided for in Section 2 and 3 are not intended to provide for any deferral of compensation subject to Section 409A of the Code to the extent (i) the severance payments payable pursuant to Section 2 or 3, as the case may be, by their terms and determined as of the date of Executive’s Separation from Service, may not be made later than the 15th day of the third calendar month following the later of (A) the end of the Company’s fiscal year in which Executive’s Separation from Service occurs or (B) the end of the calendar year in which Executive’s Separation from Service occurs, or (ii) (A) such severance payments do not exceed an amount equal to two times the lesser of (1) the amount of Executive’s annualized compensation based upon Executive’s annual rate of pay for the calendar year immediately preceding the calendar year in which Executive’s Separation from Service occurs (adjusted for any increase during the calendar year in which such Separation from Service occurs that would be expected to continue indefinitely had Executive remained employed with the Company) or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) for the calendar year in which Executive’s Separation from Service occurs, and (B) such severance payments shall be completed no later than December 31 of the second calendar year following the calendar year in which Executive’s Separation from Service occurs.
          (c) Interpretation. To the extent the payments and benefits under this Agreement are subject to Section 409A of the Code, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (and any applicable transition relief under Section 409A of the Code).
     5. Release.
          (a) Execution of Release. As a condition of Executive’s right to receive the payments described in Sections 2(a) and 3(c), Executive shall within 21 days following Executive’s termination of employment (or within 45 days if Executive is terminated as part of a group layoff) execute and deliver to the Company a full and complete release of all claims, known and unknown, that Executive may have against the Company and its related past and present entities, officers, directors, shareholders, agents, representatives, successors and employees, such release to be substantially in the form of the release attached hereto as Exhibit A (the “Release Agreement”); provided, however, that any conflict between the terms of this Agreement and such form of release attached as Exhibit A shall be resolved in favor of this Agreement.
          (b) Effect of Failure. In the event Executive fails to deliver or revokes the release referred to in Section 5(a) above, Executive shall not be entitled to any of the payments described in Section 2(a) or 3(c) above. In the event that, prior to the end of the Severance Period, Executive breaches any of his obligations under this Agreement, including this Section 5, the Company’s obligations to provide the payments under Sections 2(a) and 3(c) shall thereupon cease and the Company shall be entitled to recover from Executive any and all amounts theretofore paid to Executive pursuant to Section 2(a) or 3(c).
     6. Death and Disability. In the event the Executive’s employment at the Company ends as a result of Executive’s death, this Agreement shall automatically terminate and Executive’s estate shall be entitled to receive (i) the amounts described in Section 1(e), and (ii) any annual bonus payable for services rendered in any annual bonus period for the year which had been completed in its entirety prior to the date on which the Employment Period ends and that had not previously been paid. The bonus amount under clause (ii) will be payable to Executive’s estate when and if such annual bonuses would otherwise have been payable; provided, however, it is the Company’s intent that the bonus shall be evaluated by the Board, and if applicable, paid, no later than December 31 of the calendar year following the calendar year to which such annual bonus relates. In the event of Executive’s Disability, the Company shall have the right to terminate this Agreement and Executive’s employment immediately. Additionally, Executive shall be entitled to his annual bonus as described under clause (ii) above, except that the payments shall be to Executive and not his estate.
     7. Miscellaneous.
          (a) Survival. To the extent necessary to give effect to such provisions, the provisions of this Agreement shall survive the termination hereof, whether such termination shall be by expiration of the Employment Period or otherwise.
          (b) Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession occurs by operation of law) by reason of the sale of all or a portion of the Company’s equity securities, a merger, consolidation or reorganization involving the Company or, unless the Company otherwise elects in writing, a sale of all or a portion of the assets of the business of the Company. This Agreement shall also inure to the benefit of Executive’s heirs, executors, administrators and legal representatives.
          (c) Assignment. Executive may not assign this Agreement. The Company may assign its rights, together with its obligations, under this Agreement (i) to any affiliate or subsidiary or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.
          (d) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein and supersedes any and all prior agreements, whether written or oral. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences. Pursuant to the terms of the Offer Letter, Executive is a participant in the annual employee incentive program for 2009, which shall be interpreted and administered to comply with the terms of Section 409A of the Code. To the extent that this Agreement otherwise conflicts with the Offer Letter, the terms of this Agreement shall control.
          (e) Severability; Reformation. In the event that one or more of the provisions of this Agreement is or shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any covenant contained herein is not enforceable in accordance with its terms, including, but not limited to, if found to be excessively broad as to duration, scope, activity or subject, Executive and the Company agree that such covenant shall be reformed to make it enforceable in a manner that provides as nearly as possible the result intended by this Agreement so as to be enforceable to the maximum extent compatible with applicable law.
          (f) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.
          (g) Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by email and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):
               If to the Company:
Questcor Pharmaceuticals, Inc.
Attention: Chief Executive Officer
3260 Whipple Road
Union City, California 94587
               If to Executive:
                  To the most recent address of the Executive set forth in the personnel records of the Company.
          (h) Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.
          (i) Headings. Headings to sections in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

          (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
          (k) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company under applicable Federal, State or local income or employment tax laws or similar statutes or other provisions of law then in effect.
          (l) Disputes. Any and all disputes connected with, relating to or arising from Executive’s employment with the Company, this Agreement, or the Release attached as Exhibit A, will be settled by final and binding arbitration in accordance with the rules of the American Arbitration Association as presently in force. The only claims not covered by this Agreement are claims for benefits under the unemployment insurance or workers’ compensation laws. Any such arbitration will take place in Alameda County, California. The parties hereby incorporate into this agreement all of the arbitration provisions of Section 1283.05 of the California Code of Civil Procedure. The Company understands and agrees that it will bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator. Each side will bear his/its own attorneys’ fees, and the arbitrator will not have authority to award attorneys’ fees unless a statutory section at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator has authority to make such award as permitted by the statute in question. The arbitration shall be instead of any civil litigation; this means that Executive is waiving any right to a jury trial, and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.
          (m) Governing Law. This Agreement shall be governed by the laws of the State of California, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.
          (n) Representation. Executive acknowledges that Stradling Yocca Carlson & Rauth represents the Company and Executive has neither sought nor received legal advice from Stradling Yocca Carlson & Rauth in connection with this Agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set his hand as of the day and year first above written.
Questcor Pharmaceuticals, Inc.

By:	/s/ Don Bailey
	Name:	Don Bailey
	Title:	President & Chief Executive Officer

Executive

By:	/s/ David Young
David Young

EXHIBIT A
Form of Release
SEPARATION AGREEMENT AND GENERAL RELEASE
                                             , on behalf of himself and his heirs, successors, and assigns (the “Executive”) and Questcor Pharmaceuticals, Inc. (the “Company”) hereby agree to the following terms and conditions related to the recent termination of Executive’s employment with the Company.
     1. Executive’s employment with the Company ceased effective                                          (the “Termination Date”). Effective as of that date, Executive (a) relinquished his title[s] of                                          of the Company, as well as any other officer or employee positions or titles he may have held with the Company and any of its affiliated companies, and (b) [if applicable] resigned as a director of the Company and any of its affiliated companies.
     2. With respect to any outstanding business expenses, Executive agrees that on or before , he will submit a final expense reimbursement statement reflecting any outstanding business expenses incurred through his Termination date, along with the appropriate receipts and necessary supporting documentation. The Company will provide reimbursement pursuant to its current business policies and practices for all reasonable and appropriate business expenses.
     3. Other than any outstanding business expenses and the future payments referenced in Paragraph 5 below, Executive represents and agrees that he has received all compensation owed to him by the Company through his Termination Date, including any and all wages, bonuses, incentives, stock options, commissions, earned but unused vacation, and any other payments, benefits, or other compensation of any kind to which he was entitled from the Company.
     4. Executive represents to the Company that he is signing this Separation Agreement and General Release (this “Agreement”) voluntarily and with a full understanding of and agreement with its terms for the purpose of receiving additional pay and consideration from the Company beyond that which is owed to him.
     5. Conditioned on Executive’s execution, without subsequent revocation, of this Separation Agreement and General Release and Executive’s compliance with the terms of this Agreement, the Company will provide Executive with the consideration in accordance with Section 2(a) and Section 3(c) of the Severance Agreement between Executive and the Company dated                             , 2008 commencing either eight (8) days after the Company’s receipt of this Separation Agreement and General Release executed by Executive (the “Release Effective Date”) or as soon thereafter as administratively practicable.
     6. Upon Executive’s eligibility for health insurance coverage through other employment during the Severance Period, all insurance premium payments by the Company for Executive and his currently insured dependents under COBRA shall cease. Other than what is specified in the Employment Agreement, Executive will not accrue or be entitled to receive any other compensation or benefits, including but not limited to, vacation, holiday pay, car allowance, etc., during the Severance Period.

     7. Should Executive fail to execute this Agreement within the time frame provided or should Executive subsequently revoke or breach this Agreement, this Agreement will immediately become null and void, no consideration will due or payable, and any and all consideration provided under this Separation Agreement must be immediately returned.
     8. Executive understands that nothing in this Separation Agreement supersedes his continuing obligations under the Company’s [Proprietary Information and Inventions Agreement, Policy Against Insider Training, Confidentiality Agreement, Non-Disclosure Agreement, etc.] which he signed during his employment, all of which will remain in full force and effect as these documents contain obligations which continue after the effective date of his termination. Executive agrees to comply with all such continuing obligations.
     9. In exchange for the consideration described above, which Executive would not otherwise be entitled to receive, Executive does hereby forever irrevocably and unconditionally fully release and discharge the Company and its parents, subsidiaries, and affiliates, together with their past and current officers, directors, agents, employees, partners, shareholders and representatives (hereinafter collectively referred to as the “Released Parties”) from any and all causes of action, claims, suits, demands or other obligations or liabilities of every kind and nature (including without limitation attorneys’ fees and costs), whether known or unknown, that Executive ever had, now has, or may in the future have that arose on or before the date Executive signs this Agreement, including but not limited to all claims regarding any aspect of his employment, compensation, or the termination of his employment with the Company, his offer letter from the Company, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, 42 U.S.C. section 1981, the Fair Labor Standards Acts, the WARN Act, the Sarbanes-Oxley Act, the California Fair Employment and Housing Act, California Government Code section 12900, et seq., the Unruh Civil Rights Act, California Civil Code section 51, all provisions of the California Labor Code; the Employee Retirement Income Security Act, 29 U.S.C. section 1001, et seq., all as amended, any other federal, state or local law, regulation or ordinance or public policy, contract, tort or property law theory, or any other cause of action whatsoever that arose on or before the date Executive signs this Agreement. Executive’s release contained herein shall not include any release of any rights, claims or entitlements Executive has or may have to indemnification under any Indemnification Agreement he entered into with the Company or pursuant to the Company’s Articles of Incorporation or any coverage Executive may have under the Company’s directors and officers insurance policy for acts and omissions occurring within the course and scope of Executive’s employment while acting as an officer or director of the Company.
     10. It is further understood and agreed that as a condition of this Agreement, all rights under Section 1542 of the Civil Code of the State of California are expressly waived by Executive. Such Section reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
     Thus, for the purpose of implementing a full and complete release and discharge of the Released Parties, Executive expressly acknowledges that this Agreement is intended to include and does include in its effect, without limitation, all claims which Executive does not know or suspect to exist in his favor against the Released Parties at the time of execution hereof, and that this Agreement expressly contemplates the extinguishment of all such claims.
     11. Executive agrees to withdraw with prejudice all complaints or charges, if any, he has filed against any of the Released Parties with any agency or court. Executive agrees that he will not file any lawsuit, complaint, or charge against any Released Party based on the claims released in this Separation Agreement and General Release.
     12. The release in this Agreement includes, but is not limited to, claims arising under federal, state or local law for age, race, sex or other forms of employment discrimination and retaliation. In accordance with the Older Workers Benefit Protection Act, Executive hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination in Employment Act of 1967, as amended, which he might otherwise have had against the Released Parties. Executive is hereby advised that he should consult with an attorney before signing this Agreement and that he has 21 days in which to consider and accept this Agreement by signing and returning this Agreement to the Chairman of the Company’s Compensation Committee. In addition, Executive has a period of seven days following his execution of this Agreement in which he may revoke the Agreement. If Executive does not advise the Chairman of the Compensation Committee by a writing received by him within such seven day period of Executive’s intent to revoke the Agreement, the Agreement will become effective and enforceable upon the expiration of the seven days.
     13. Executive acknowledges that this Agreement may be filed by the Company with the Securities and Exchange Commission in accordance with the Company’s filing obligations under the Securities Exchange Act of 1934.
     14. Executive represents that he has returned to the Company all proprietary or confidential information and property of the Company, including but not limited to any Company owned or leased laptop computer, all keys to the office and leased automobile, all fobs, credit cards, files, records, access cards, equipment and other Company owned property, records or information in his possession, including all copies thereof in whatever form, including any and all electronic copies, and has destroyed all electronic copies of all proprietary or confidential information of the Company.
     15. Executive acknowledges that he is aware of his obligations under the federal securities laws relating to trading in the Company’s securities while in possession of material, non-public information about the Company. Executive further acknowledges that he is aware of his reporting obligations under Section 16(a) of the Securities Exchange Act of 1934 and that he has properly and timely filed all forms required by such Section.
     16. Any and all disputes connected with, related to or arising from this Separation Agreement and General Release will be settled by final and binding arbitration in accordance with the rules of the American Arbitration Association as presently in force. Any such arbitration will take place in Alameda County, California. The parties hereby incorporate into this agreement all of the arbitration provisions of Section 1283.05 of the California Code of Civil Procedure. The Company understands and agrees that it will bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator. Each side will bear his/its own attorneys’ fees, and the arbitrator will not have authority to award attorneys’ fees unless a statutory section at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator has authority to make such award as permitted by the statute in question. The arbitration shall be instead of any civil litigation; this means that you are waiving any right to a jury trial, and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.
     17. This Separation and General Release shall not be construed against any party merely because that party drafted or revised the provision in question, and it shall not be construed as an admission by the Released Parties of any improper, wrongful, or unlawful actions, or any other wrongdoing against Executive, and the Released Parties specifically disclaim any liability to or wrongful acts against Executive.
     18. This Agreement may be modified only by written agreement signed by both parties.
     19. In the event any provision of this Agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.
     20. This Separation Agreement and General Release, along with the above-mentioned [Confidentiality, Indemnification, and Non-Disclosure Agreements between Company and Executive], all of which are incorporated herein by this reference, constitute the entire agreement between the parties regarding the subject matter hereof, and supersede any and all prior and contemporaneous oral and written agreements. Executive acknowledges and agrees that he is not relying on any representations or promises by any representative of the Company regarding any term not included in this Agreement or concerning the meaning of any aspect of this Release Agreement.
     21. This Separation Agreement and General Release may be executed in one or more counterparts and by facsimile or email, each of which shall be deemed an original but all of which shall constitute a single document.

EXECUTIVE

Dated:

David Young

QUESTCOR PHARMACEUTICALS, INC.

Dated:	By:

EXHIBIT B
CALIFORNIA LABOR CODE SECTION 2870
     “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
          (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
          (2) Result from any work performed by the employee for the employer.
     (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

B-1